EXHIBIT 5.1

January 23, 2012

PVR Partners, L.P.

Five Radnor Corporate Center, Suite 301

100 Matsonford Road

Radnor, PA 19087

Ladies and Gentlemen:

We have acted as counsel for PVR Partners, L.P., a Delaware limited partnership (the “Partnership”), with respect to the preparation of the Registration Statement on Form S-4 (as amended, the “Registration Statement”) filed by the Partnership, Penn Virginia Resource Finance Corporation II, a Delaware corporation (“Finance Corp.” and, together with the Partnership, the “Issuers”), PVR NEPA Gas Gathering LLC, a Texas limited liability company (“PVR NEPA”), Connect Energy Services, LLC, a Delaware limited liability company (“Connect Energy”), Connect Gas Pipeline LLC, a Delaware limited liability company (“Connect Gas”), Dulcet Acquisition LLC, a Delaware limited liability company and wholly owned subsidiary of the Partnership (“Dulcet”), Fieldcrest Resources LLC, a Delaware limited liability company (“Fieldcrest”), K Rail LLC, a Delaware limited liability company (“K Rail”), Kanawha Rail LLC, a Virginia limited liability company (“Kanawha Rail”), LJL, LLC, a West Virginia limited liability company (“LJL”), Penn Virginia Operating Co., LLC, a Delaware limited liability company (“PVR Operating”), PVR Finco LLC, a Delaware limited liability company (“PVR Finco”), PVR Gas Pipeline, LLC, a Delaware limited liability company (“PVR Gas Pipeline”), PVR Gas Processing, LLC, a Delaware limited liability company (“Gas Processing”), PVR Hydrocarbons LLC, an Oklahoma limited liability company (“PVR Hydrocarbons”), PVR Laverne Gas Processing LLC, an Oklahoma limited liability company (“PVR Laverne”), PVR Marcellus Gathering, LLC, a Delaware limited liability company (“PVR Marcellus”), PVR Midstream LLC, a Delaware limited liability company (“PVR Midstream”), PVR Gas Gathering, LLC, a Delaware limited liability company (“PVR Gas Gathering”), PVR Water Services, LLC, a Delaware limited liability company (“PVR Water Services”), Suncrest Resources LLC, a Delaware limited liability company (“Suncrest”), Toney Fork LLC, a Delaware limited liability company (“Toney Fork”) and Loadout LLC, a Delaware limited liability company (“Loadout,” and together with PVR NEPA, Connect Energy, Connect Gas, Dulcet, Fieldcrest, K Rail, Kanawha Rail, LJL, PVR Finco, PVR Gas Pipeline, Gas Processing, PVR Hydrocarbons, PVR Midstream, PVR Gas Gathering, PVR Water Services, Suncrest and Toney Fork, the “Guarantors”), with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) the offer and exchange (the “Exchange Offer”) by the Issuers of $600,000,000 aggregate principal amount of its 8.375% Senior Notes due 2020 (the “Old Notes”), for a new series of notes bearing substantially identical terms and in like principal amount (the “New Notes”) and (ii) guarantees of the Old Notes and the New Notes by the Guarantors (the “Guarantees”).

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Shanghai Tokyo Washington	666 Fifth Avenue, 26th Floor New York, NY 10103-0040 Tel 212.237.0000 Fax 212.237.0100 www.velaw.com

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The Old Notes were issued, and the New Notes will be issued, under a Second Supplemental Indenture, dated as of May 17, 2012, to the Indenture, dated as of April 27, 2010, among the Issuers, certain of the Guarantors and Wells Fargo Bank, N.A., as Trustee (as it may be amended from time to time, the “Indenture”). The Exchange Offer will be conducted on such terms and conditions as are set forth in the prospectus contained in the Registration Statement to which this opinion letter is an exhibit.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Indenture and (iii) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinion expressed below. In connection with the opinion expressed below, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the New Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement. We have relied, with the Issuers’ permission, upon the opinions of special counsel in the Commonwealth of Virginia, the State of West Virginia and the State of Oklahoma, dated as of the date hereof and filed as Exhibits 5.2, 5.3 and 5.4, respectively, to the Registration Statement, as to the valid existence of the Guarantors, the due authorization, execution and delivery of the Indenture by the Guarantors and the performance of obligations thereunder (including the Guarantee as provided therein) by the Guarantors.

Based on the foregoing, we are of the opinion that:

When the New Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture, (i) such New Notes will be legally issued and will constitute valid and binding obligations of the Issuers enforceable against the Issuers in accordance with their terms and (ii) the Guarantees will constitute valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms, except in each case as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors’ rights generally and general principles of equity.

We express no opinion concerning (i) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to the rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

The foregoing opinion is limited in all respects to the federal laws of the United States of America, the laws of the State of Delaware, including without limitation the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act, the Delaware General Corporation Law and the Constitution of the State of Delaware, the laws of the State of Texas, the laws of the Commonwealth of Virginia, the State of West Virginia, the State of Oklahoma and the State of New York, in each case including the applicable statutory provisions to these laws, the rules and regulations underlying such provisions, and the applicable judicial and regulatory determinations interpreting these laws. We express no

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opinion as to the effect of the laws of any other jurisdiction, domestic or foreign. With respect to the laws of the Commonwealth of Virginia, the State of West Virginia and the State of Oklahoma, the opinions expressed herein are subject to the same qualifications, assumptions and limitations as set forth in such special counsels’ opinions filed as Exhibits 5.2, 5.3 and 5.4 to the Registration Statement, respectively.

We hereby consent to the references to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion letter as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Vinson & Elkins L.L.P.